Capital Alliance Income Trust Announces 2007 Financial Results and Provides 2008 Earnings Guidance

SAN FRANCISCO, CA -- 04/02/2008 -- Capital Alliance Income Trust Ltd. ("CAIT") (AMEX: CAA), a specialty lender organized as a real estate investment trust ("REIT"), announced 2007's fourth quarter and twelve month financial results. For the three months ended December 31, 2007 CAIT reported a net loss of $1,902,361 ($(5.00) basic and diluted per share) and for the twelve months ended December 31, 2007 a net loss of $2,939,689 ($(7.73) basic and diluted per share), as compared to a net loss of $1,278,169 ($(3.36) basic and diluted) and a net loss of $1,631,428 ($(4.28) basic and diluted), respectively, for the like periods in 2006. Revenues were reported as $212,183 for the three months ending December 31, 2007 and $1,114,958 for the twelve month period ending December 31, 2007, as compared to $420,626 and $2,478,609 for like periods in 2006.

During 2007, CAIT's revenues contracted due to the continued suspension of CAIT's mortgage banking activities and the reduced investment in mortgage loans. On March 31, 2006, CAIT announced the suspension of its mortgage banking activities, which had focused on non-conforming residential lending. During the twelve months ended December 31, 2007, CAIT's mortgage investments decreased $5,977,574 from $17,121,939 to $11,144,365, bank borrowings declined $3,125,993 from $6,767,821 to $3,641,828, real estate owned ("REO") increased $1,559,826 from $245,000 to $1,804,826 and cash and marketable securities increased $494,807 from $600,842 to $1,095,649.

Richard Wrensen, CAIT's recently elected Executive Chairman (March 11, 2008) and CEO commented that the continuing decline of residential real estate values and increasing levels of uncertainty in the collectability of mortgage loans, caused significant increase in CAIT's provisions for loan losses. "While the Company has already established reserves of $2,155,000 to offset the decline in residential real estate mortgage values, declining residential values may continue until mid-2009 or longer and require additional loan loss reserves. However, I believe our management team's proactive asset management and rigorous review of new investment opportunities will mitigate these pressures and successfully defend our shareholder's equity."

2007's fourth quarter operating results were adversely impacted by $1,841,250 of non-recurring expenditures which included a $1,085,000 provision for loan losses, a $680,000 allowance for doubtful accounts, a $35,000 REO write-down and a $41,250 amortization of previously capitalized loan origination costs.

2008 - First and Second Quarter Activity

During the first quarter of 2008 CAIT sold a residential home that provided net cash proceeds of approximately $1,820,000 and an accounting gain of approximately $50,000. The Company also received mortgage loan payoffs of approximately $1,280,000. As of March 31, 2008 the Company had approximately $3,800,000 of cash and marketable securities.

2008 Earnings Guidance

The Company is cautiously optimistic that profitability will return for the twelve months ending December 31, 2008. Mr. Wrensen noted that, "The transition to self management is complete. Our 2007 focus on efficient asset management has strengthened our discipline and provided enough liquidity to consider opportunistic investments in REIT compliant assets. Although current real estate investments are shroud in risk and uncertainty, opportunities exist for investors focused on separating perceived risk from actual risk. During 2008, we will seek to identify these situations and to selectively invest."

About Capital Alliance Income Trust

CAIT is a specialty lender, organized as a REIT that has invested in high yielding, mortgage loans located primarily in California. Until 2007, CAIT was externally managed. Historically, only residential loans with a combined loan-to-value of 75% or less were originated for CAIT's mortgage investment portfolio. Due to the suspension of CAIT's mortgage banking business, unsold mortgages with a loan-to-value greater than 75% were transferred to CAIT and are currently part of CAIT's core portfolio. CAIT is examining strategic changes to its existing business model and investment policies to restore profitability and enhance shareholder value

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Capital Alliance Income Trust Ltd., San Francisco
Gregory Bronshvag
Vice President and Corporate Secretary
415-288-9595
IR@caitreit.com
www.caitreit.com